Exhibit 99.1

The following pro forma unaudited consolidated balance sheet, as of December 31, 2007, presents the sale of the Company’s Swiss facility as if the sale occurred on December 31, 2007.

Isolagen, Inc.
(A Development Stage Company)
Pro Forma Unaudited Consolidated Balance Sheet
As of December 31, 2007
(in millions)

		Pro forma
	As Reported	Adjustments		Pro forma
Assets
Current assets:
Cash and cash equivalents	$16.6	$5.9	(1)	$23.0
Restricted cash	0.5			0.5
Accounts receivable, net	0.3			0.3
Inventory	0.7			0.7
Other receivables	—	0.5	(2)	—
Prepaid expenses	0.7			0.7
Current assets of discontinued operations, net	—			—

Total current assets	18.8	6.4		25.2

Property and equipment, net	3.4			3.4
Intangibles, net	4.6			4.6
Other assets, net	1.4			1.4
Assets of discontinued operations held for sale	11.2	(11.2)	(3)	—
Other long-term assets of discontinued operations	0.1			0.1

Total assets	$39.5	$(4.8)		$34.7

Liabilities, Minority Interests and Shareholders’ Deficit
Current liabilities:
Accounts payable	$0.4			$0.4
Accrued expenses	4.4			4.4
Current liabilities of discontinued operations	0.2			0.2

Total current liabilities	5.0			5.0
Long term debt	90.0			90.0
Other long term liabilities of continuing operations	1.2			1.2
Long term liabilities of discontinued operations	0.1			0.1

Total liabilities	96.3			96.3

Commitments and contingencies (see Note 10)
Minority interests	1.9			1.9

Shareholders’ deficit:
Preferred stock	—			—
Series C junior participating preferred stock	—			—
Common stock	—			—
Additional paid-in capital	129.2			129.2
Treasury stock, at cost	(26.0)			(26.0)
Accumulated other comprehensive income (loss)	0.7	(0.7)	(4)	—
Accumulated deficit during development stage	(162.6)	(4.1)	(5)	(166.7)

Total shareholders’ deficit	(58.7)	(4.8)		(63.5)

Total liabilities, minority interests and shareholders’ deficit	$39.5	$(4.8)		$34.7

Pro forma Adjustments:

(1)	Adjustment to record the receipt of 90% of the gross sale proceeds from the sale of the Swiss facility on the date of closing.

(2)	Adjustment to record the remaining amount of net sale proceeds due to the Company.

(3)	Adjustment to remove the book value of the Swiss facility on the date of sale.

(4)	Adjustment to realize $0.7 million of accumulated other comprehensive income upon the substantial liquidation of the Swiss subsidiary.

(5)	Adjustment to record the $4.8 million loss on the sale of the Swiss facility, offset by the $0.7 million of accumulated other comprehensive income realized in (4) above.